Exhibit 23.1

               Consent of Independent Certified Public Accountants


The Board of Directors and the
Stockholders of Wire One Technologies, Inc.


We hereby consent to the incorporation by reference in the registration statements of Wire One Technologies, Inc. (formerly View Tech, Inc.) Form S-8 (File Nos. 333-96321, 333-62135, 333-39501, 333-30389, and 333-20617) of our
report dated March 13, 2001 on our audit of the consolidated financial statements of Wire One Technologies, Inc. as of December 31, 2000 and for the year then ended, which report is included in this Annual Report on Form 10-K.

/s/ BDO Seidman, LLP

Woodbridge, New Jersey
March 30, 2001